Exhibit 99

CyberOptics Reports Second Quarter Operating Results

Revenues Paced by Record Sales of Semiconductor Sensors

Minneapolis, MN—July 25, 2018—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $15.9 million for the second quarter of 2018 ended June 30. The company reported sales of $16.4 million in the second quarter of 2017. Second quarter earnings came to $740,000 or $0.10 per diluted share, compared to earnings of $1.1 million or $0.15 per diluted share in the year-earlier period.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “Our second quarter revenue was driven by record sales of our WaferSense semiconductor sensors, which are becoming a key growth engine. Sales of inspection/metrology systems were lower year-over-year, but our quarter-ending backlog of 3D Multi-Reflection Suppression (MRS) enabled SQ3000 AOI systems makes us confident this important system platform should post strong year-over-year sales growth in the third quarter of 2018. In all, we are encouraged about where CyberOptics stands today and anticipate further progress in this year’s second half.”

Second quarter sales of semiconductor sensors, principally the WaferSense product line, rose 25% year-over-year to nearly $4.0 million, a quarterly record for this product family. WaferSense sensors are steadily gaining traction in the semiconductor market as fabricators of semiconductors and other customers view these products as valuable tools for improving quality, tool uptime and yields. A new sensor for manufacturers of flat panel displays has recently been launched and additional WaferSense applications are currently under development.

Sales of inspection/metrology systems declined 13% year-over-year to $6.7 million but were up 13% from this year’s first quarter. Reflecting normal variability in quarterly sales, total sales of 3D MRS-enabled SQ3000 systems, including the new SQ3000 CMM that combines automated optical inspection and metrology functionality, declined 6% year-over-year in the second quarter to $2.6 million but rose modestly year-over-year in the first half of 2018. Total SQ3000 sales are forecasted to increase significantly in this year’s third quarter on a year-over-year basis, given the strong second quarter-ending backlog of these systems. During the quarter, CyberOptics sold approximately $1.0 million of metrology-related CT scanning systems. As previously reported, a $1.6 million order was received in the second quarter for MX600 memory module inspection systems, with revenues expected in the first quarter of 2019. CyberOptics is pursuing other MX600 opportunities, but revenues from any orders received this year most likely would not be realized until 2019.

Total sensor sales declined 7% year-over-year to $5.3 million in the second quarter of 2018. Sales of 3D MRS-enabled sensors, primarily to KLA-Tencor and Nordson YESTECH, declined modestly to $1.6 million in the second quarter but were up 59% year-over-year in the first half of 2018. Multiple semiconductor manufacturers are evaluating working prototypes of MRS-enabled mid-end semiconductor inspection sensors. With three micron pixel resolution, these prototypes can measure feature sizes down to 30 microns accurately and at high speeds. CyberOptics is targeting one micron resolution (three sigma accuracy) at speeds that would inspect more than 20 300 mm wafers per hour. CyberOptics believes nominal, initial sensor sales will be realized later this year, marking an important strategic milestone in the development of what is believed to be a significant long-term opportunity. Sales of mid-end inspection sensors are expected to ramp up in 2019 and beyond.

Total second quarter sales of 3D MRS-enabled products, including sensors, inspection systems and metrology products, came to $4.3 million, compared to $4.7 million in the year-earlier period. For the first six months of 2018, total MRS revenues rose 24% year-over-year to $8.6 million. CyberOptics is pursuing new OEM relationships for its MRS technology in its key surface mount technology (SMT), semiconductor and metrology markets. Total sales of 3D MRS-enabled products are expected to grow significantly on a year-over-year basis in the third quarter of 2018.

CyberOptics ended the second quarter of 2018 with an order backlog of $13.8 million, including the $1.6 million order for the MX600 systems, up from $12.1 million at the end of this year’s first quarter. The company is forecasting sales of $14.75 to $16.25 million for the third quarter of 2018 ending September 30.

Kulkarni added: “We are encouraged by the progress that our 3D MRS sensor technology is making in our target markets, as well as the outlook for our WaferSense product family. CyberOptics is moving in the right direction, and we are optimistic about our future.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in SMT, semiconductor and metrology markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 3D CMM system, mid-end semiconductor inspection sensors and CyberGage360 product; costly and time consuming litigation with third parties related to intellectual property infringement; and other factors set forth in the company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access the live call by dialing toll-free 1-800-263-0877 prior to the start of the call and providing the conference ID: 1927215. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the second quarter conference call, available one hour after the call, can be accessed by dialing 1-888-203-1112 and providing conference ID: 1927215. The replay will be available for 30 days following the call.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$15,854	$16,409	$29,974	$28,329
Cost of revenue	8,590	8,676	16,491	15,198
Gross margin	7,264	7,733	13,483	13,131
Research and development expenses	2,243	1,995	4,423	3,945
Selling, general and administrative expenses	4,138	4,058	8,478	8,028
Amortization of intangibles	8	18	25	35
Income from operations	875	1,662	557	1,123
Interest income and other	95	(28)	157	(116)
Income before income taxes	970	1,634	714	1,007
Provision for income taxes	230	539	147	126
Net income	$740	$1,095	$567	$881
Net income per share - Basic	$0.11	$0.16	$0.08	$0.13
Net income per share - Diluted	$0.10	$0.15	$0.08	$0.12
Weighted average shares outstanding - Basic	7,010	6,944	6,998	6,928
Weighted average shares outstanding - Diluted	7,242	7,253	7,114	7,083

Condensed Consolidated Balance Sheets

	June 30, 2018
	(Unaudited)	Dec. 31, 2017
Assets
Cash and cash equivalents	$8,086	$6,944
Marketable securities	6,083	6,670
Accounts receivable, net	12,781	10,772
Inventories	14,652	14,393
Other current assets	1,996	1,593
Total current assets	43,598	40,372

Marketable securities	10,029	9,073
Intangible and other assets, net	1,696	1,746
Fixed assets, net	2,230	2,307
Other assets	202	261
Deferred tax assets	5,779	5,742
Total assets	$63,534	$59,501

Liabilities and Stockholders’ Equity
Accounts payable	$6,329	$4,294
Accrued expenses	3,739	2,678
Total current liabilities	10,068	6,972

Other liabilities	330	247
Total liabilities	10,398	7,219

Total stockholders’ equity	53,136	52,282
Total liabilities and stockholders’ equity	$63,534	$59,501